Exhibit 99.1

NEWS ANNOUNCEMENT	FOR IMMEDIATE RELEASE

Conference call:	Today, Wednesday, May 6, 2009 at 4:30 p.m. ET
Webcast / Replay URL:	www.earnings.com or www.ballantyne-omaha.com/investor_relations/
The replay will be available on the Internet for 90 days.
Dial-in number:	800-732-6870 (no pass code required)

Ballantyne Reports First Quarter 2009 Results

— Q1 NET REVENUES RISE TO $17.1 MILLION AND

EPS RISES TO $0.04 FROM A YEAR-AGO LOSS —

OMAHA, Nebraska (May 6, 2009) Ballantyne of Omaha, Inc. (NYSE Amex: BTN), a provider of cinema equipment and services, today reported financial results for the first quarter (Q1) ended March 31, 2009.

Q1 2009 net revenues rose to $17.1 million, a 21% increase from net revenues of $14.2 million in Q1 2008.  Net income amounted to $0.5 million or $0.04 per diluted share in Q1 2009 compared to a net loss of $0.3 million or ($0.02) per diluted share a year-ago.  Per share results for the first quarters of 2009 and 2008 are based on a weighted average number of diluted shares outstanding of 14,111,509 and 13,858,440, respectively.

The increase in revenues during the quarter reflected cinema screen sales which rose to $3.2 million versus $1.0 million in Q1 2008, largely reflecting strong demand for specialty “silver” screens used for 3-D digital cinema.  The increase in overall revenues also reflects higher digital projection equipment sales which amounted to $5.9 million in Q1 2009 compared to $4.4 million a year ago.

Gross profit in Q1 2009 increased to $3.4 million, or 19.7% of net revenues, compared to Q1 2008’s gross profit of $2.3 million, or 16.3% of net revenues.  The improvement in gross profit margin resulted from higher cinema screen sales, the margin impact of increased film projection equipment sales principally in international markets and a margin improvement in the Company’s cinema service business.

SG&A in Q1 2009 was $2.7 million compared to $2.8 million in the year ago period.  The decrease reflects lower selling expenses which more than offset an increase in G&A expense which included $0.2 million in severance expense for personnel reductions in the first quarter.

John P. Wilmers, President and Chief Executive Officer of Ballantyne, commented, “Fiscal 2009 is off to a solid start with continued demand for digital cinema products during the first quarter, largely stimulated by our customers’ desire to expand their 3-D footprints.  Our Strong/MDI screen business also achieved impressive growth in the period, capitalizing on the demand for specialty ‘silver’ screens used in most 3-D cinema applications.  Given the expected growth in 3-D deployments, we anticipate continued demand for 3-D screens for the balance of the year.

“The digital cinema revolution is gaining momentum, driven by growing awareness of the financial, technical and consumer benefits of this new format, particularly 3-D.  We believe we are well positioned — with an array of products and services - to participate in the rollout of digital cinema.  We are in dialogue with a range of customers across the Americas and Asia and are also working to develop strategic partnerships to expand our market reach and range of capabilities.”

Balance Sheet Update:

During Q1 2009, Ballantyne was able to redeem an additional $450,000 of its AAA-rated auction rate securities (ARS) at par, bringing total redemptions to $3.4 million since the first quarter of fiscal 2008.  At March 31, 2009, Ballantyne had $11.3 million in cash and cash equivalents and approximately $8.8 million in ARS (net of a $0.8 million impairment charge to reflect the limited liquidity of these securities), in line with $11.4 million in cash and cash equivalents and $8.9 million in ARS (net of a $1.1 million impairment charge) at December 31, 2008.  Accounts receivable rose to $11.9 million at March 31, 2009 versus $7.0 million at year-end 2008, as a result of increased sales.

About Ballantyne of Omaha

Ballantyne is a provider of motion picture projection, digital cinema projection, cinema screen technology and specialty lighting equipment and services.  The Company supplies major theater chains, top arenas, television and motion picture production studios, theme parks and architectural sites around the world.  For more information visit www.ballantyne-omaha.com.

Except for the historical information in this press release, it includes forward-looking statements that involve risks and uncertainties, including but not limited to, quarterly fluctuations in results; customer demand for the Company’s products; the development of new technology for alternate means of motion picture presentation; domestic and international economic conditions; the management of growth; and other risks detailed from time to time in the Company’s Securities and Exchange Commission filings.  Actual results may differ materially from management’s expectations.

-tables follow-

Ballantyne of Omaha, Inc. and Subsidiaries

Consolidated Statements of Operations

(unaudited)

	Three Months Ended March 31,
	2009	2008

Net revenues	$17,143,453	$14,197,172
Cost of revenues	13,764,383	11,887,291
Gross profit	3,379,070	2,309,881

Selling, general & administrative expenses:
Selling	668,399	787,802
General and administrative	2,076,660	2,025,296
Total SG&A expenses	2,745,059	2,813,098
Loss on disposal of assets, net	—	(1,285)
Income (loss) from operations	634,011	(504,502)

Interest income	41,130	146,186
Interest expense	(8,113)	(8,535)
Equity in loss of joint venture	(184,512)	(112,991)
Other income, net	181,237	26,792

Earnings (loss) before income taxes	663,753	(453,050)
Income tax benefit (expense)	(122,034)	198,614
Net income (loss)	$541,719	$(254,436)

Earnings (loss) per share
Basic	$0.04	$(0.02)
Diluted	$0.04	$(0.02)

Weighted average shares outstanding:
Basic	13,988,206	13,858,440
Diluted	14,111,509	13,858,440

-tables follow-

Selected Balance Sheet Items:

	March 31, 2009	December 31, 2008
	(unaudited)
Cash and cash equivalents	$11,349,954	$11,424,984
Restricted cash	701,498	701,498
Accounts receivable, net	11,883,223	7,038,258
Inventories, net	9,076,933	9,476,687
Long-term investments in securities, net	8,816,320	8,883,420
Total current liabilities	15,427,384	10,960,830
Total stockholders’ equity	$39,622,449	$38,834,639

Selected Cash Flow Statement Items (unaudited):

	Three Months Ended March 31,
	2009	2008

Net income (loss)	$541,719	$(254,236)
Depreciation and amortization	459,366	629,775
Equity in loss in Digital Link II Joint Venture	184,512	112,991
Net cash provided by (used in) operating activities	(215,867)	668,949
Capital expenditures	(274,847)	(299,180)
Net cash provided by (used in) investing activities	184,481	(358,245)
Net increase (decrease) in cash & cash equivalents	(75,030)	293,973
Cash & cash equivalents at beginning of period	11,424,984	4,220,355
Cash & cash equivalents at end of period	$11,349,954	$4,514,328

CONTACT:

Kevin Herrmann	David Collins, Ratula Roy Velez
Chief Financial Officer	Jaffoni & Collins Incorporated
402/453-4444	212/835-8500; btn@jcir.com

# # #